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Exhibit (12)

          Opinion and Consent of Ropes & Gray LLP Regarding Tax Matters

February 12, 2007

BB&T Large Cap Growth VIF
BB&T Variable Insurance Funds
3435 Stelzer Road
Columbus, Ohio 43219

BB&T Large Cap VIF
BB&T Variable Insurance Funds
3435 Stelzer Road
Columbus, Ohio 43219

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of December 5, 2006 by BB&T Variable Insurance Funds, a Massachusetts business trust (the "Trust"), on behalf of two of its series, BB&T Large Cap Growth VIF ("Target Fund") and BB&T Large Cap VIF ("Acquiring Fund"). The Agreement describes a transaction (the "Transaction") to occur as of the date of this letter (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Section 9(f) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is a series of the Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are available exclusively as a funding vehicle for variable annuity contracts and variable life insurance policies (each a "Variable Contract") offered by the separate accounts (or subaccounts thereof) of certain life insurance companies. Life insurance companies establish separate accounts that in turn own shares of Target Fund in order to fund the respective insurance company's obligations under Variable Contracts that the respective insurance company has written; those separate accounts (not the owners of the Variable Contracts) are the shareholders of Target Fund. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

     Acquiring Fund is also a series of the Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are available exclusively as a funding

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vehicle for Variable Contracts offered by the separate accounts (or subaccounts thereof) of certain life insurance companies. Life insurance companies establish separate accounts that in turn own shares of Acquiring Fund in order to fund the respective insurance company's obligations under Variable Contracts that the respective insurance company has written; those separate accounts (not the owners of the Variable Contracts) are the shareholders of Acquiring Fund. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated December 15, 2006 and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

     The facts you have represented as to in representation 5 of the letter from Acquiring Fund and representation 6 of the letter from Target Fund, each dated as of the date hereof (which facts are described in the subsequent paragraphs of this opinion), support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-end investment company that serves as a funding vehicle for Variable Contracts and invests primarily in domestic equity and equity-related securities of large companies.

     Various factors demonstrate the similarity between Target Fund's and Acquiring Fund's historic business activities. Target Fund's investment objective (capital growth) is consistent with, and generally constitutes a subset of, Acquiring Fund's investment objective (capital growth, current income or both). Moreover, each fund seeks to achieve its investment objective by investing primarily in domestic equity and equity-related securities of large companies. Although Target Fund seeks to achieve its investment objective by investing primarily in equity and equity-related securities of large capitalization growth companies and Acquiring Fund has historically sought to achieve its investment objective by investing primarily in equity and equity-related securities of large capitalization value companies, Acquiring Fund has recently broadened its investment strategy such that it invests in equity and equity-related securities of large capitalization companies without regard to whether they are "growth" or "value" companies, and will continue to do so following the Transaction.

     The similarity between Target Fund's and Acquiring Fund's historic business activities is also demonstrated by a comparison of the funds' portfolios as of June 30, 2006 (the "comparison date"), a randomly selected date that reflects the composition of the funds' portfolios without reference to the Transaction. As of the comparison date, the funds had nearly identical general asset allocations, as 95% to 96% of each fund's assets consisted of stocks (as one would expect from equity funds) and 4% to 5% of each fund's assets consisted of cash and equivalents. In addition, the regional exposure of each fund's assets was identical, as 100% of each fund's assets was attributable to North America as of the comparison date. Although the funds' dividend yields (0.90% for Target Fund and 2.40% for Acquiring Fund) and overall yields (0.53% for Target Fund and 2.34% for Acquiring Fund) differed, the funds had comparable weighted average P/E ratios (19.30 for Target Fund and 13.50 for Acquiring Fund).

     In addition, consistent with the funds' shared goals and strategies, the funds hold stocks with similar characteristics. First, the funds' portfolios are similar in terms of market capitalization. As of the comparison date, the average market capitalization figures were $51.6 billion and $82.1 billion for Target

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Fund and Acquiring Fund, respectively, which reflects the funds' comparable focus on investments in equity and equity-related securities of large companies. When compared in terms of the percentage of net assets that each fund invested in stocks of varying market capitalizations, their holdings showed considerable similarity. Each fund invested greater than 74% of its portfolio in a combination of large and giant cap stocks (as one would expect from funds with a comparable focus on investments in equity and equity-related securities of large companies), invested 17-22% of its portfolio in mid-cap stocks, invested approximately 3% of its portfolio in small stocks and invested 0% of its portfolio in micro-cap stocks.(1)

     The funds' portfolios also reflect comparable industry diversification. As of the comparison date, the funds' equity investments were compared using three broad industry sectors, which were also subdivided into narrower sub-categories. Looking solely at the three broad sectors, the funds' equity investments in such sectors shared a total overlap of 82.5%, constituted by 35.70% in the service economy sector, 29.20% in the manufacturing economy sector and 17.60% in the information economy sector. Each fund invested the smallest percentage (in each case, approximately 20%) of its equity in the information economy sector. Upon further dividing these three large industry sectors into sub-categories (service economy: healthcare services, consumer discretionary, business services, financial services; manufacturing economy: consumer staples, industrial materials, energy, utilities; and information economy: telecommunications and other), the funds shared a total overlap of 74%.

     Consistent with the similarity of investment strategies, the two funds bear comparable risk profiles. As of the comparison date, Target Fund and Acquiring Fund correlated with their standard benchmarks (Russell 1000 Growth and S&P 500, respectively) to a similar degree, with betas of 1.02 and 1.07, respectively.(2)

     The specific characteristics described above (the relative figures and percentages in terms of performance, asset allocation, market capitalization, industry diversification and risk profile) do not constitute fixed aspects of Target Fund's and Acquiring Fund's investment strategies. Rather, they reflect the fact that the funds' similar investment strategies have led them to react similarly to the market conditions in place as of the comparison date (by choosing similar portfolios).

     Although prior to, and in connection with, the Transaction Target Fund disposed of securities, the proceeds generated by these dispositions were reinvested by Target Fund in a manner fully consistent with the funds shared line of business and, consistent with that shared line of business, at least 33 1/3% of Target Fund's historic assets were not required to be sold by virtue of the investment objectives, strategies, policies, risks or restrictions of Acquiring Fund. Acquiring Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks or restrictions after the Transaction. After the Transaction, Acquiring Fund will invest all assets acquired from Target Fund in a manner consistent with the funds' shared investment strategies, as described above and reflected by the aforementioned portfolio data.

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(1)  We consider "micro-cap" stocks to be those with market capitalizations under $1 billion. "Small-cap" stocks are those with market capitalizations between $1-5 billion; "mid-cap" stocks are those with market capitalizations between $5-15 billion; "large-cap" stocks are those with market capitalizations between $15-50 billion; and "giant-cap" stocks are those with market capitalizations over $50 billion.

(2) Beta is the statistical measure of the degree of variance between a security or fund and a specifically defined market, such as Russell 1000 Growth or the S&P 500.

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     Based on the foregoing representations and assumptions and our review of the documents and items referred to above, we are of the opinion that generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes:

     (i)  The Transaction will constitute a reorganization within the meaning of
          Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) Under Section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

     (iii) Under Section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

     (iv) Under Section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

     (v) Under Section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund in liquidation to the separate accounts, as Target Fund shareholders;

     (vi) Under Section 354 of the Code, no gain or loss will be recognized by the separate accounts, as Target Fund shareholders, upon the exchange of their Target Fund shares for Acquiring Fund Shares;

     (vii) Under Section 358 of the Code, the aggregate basis of Acquiring Fund Shares a separate account, as a Target Fund shareholder, receives in connection with the Transaction will be the same as the aggregate basis of its Target Fund shares exchanged therefor;

     (viii) Under Section 1223(1) of the Code, the holding period of a separate account, as a Target Fund shareholder, for its Acquiring Fund Shares will be determined by including the period for which it held the Target Fund shares exchanged therefor, provided that it held such Target Fund shares as capital assets; and

     (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

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     In connection with this opinion, we call your attention to Revenue Ruling
87-76, 1987-2 C.B. 84, published by the Internal Revenue Service (the "IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July of 2005 suggest that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of the Transaction are distinguishable from those in the ruling.

     We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end management investment company that serves as a funding vehicle for Variable Contracts and invests primarily in domestic equity and equity-related securities of large companies. The funds' portfolios are substantially similar in terms of asset allocation, market capitalization, sector diversification, regional exposure and risk profile. Although prior to, and in connection with, the Transaction Target Fund disposed of securities, we understand that the proceeds generated by these dispositions were reinvested by Target Fund in a manner fully consistent with the funds' shared line of business and that, consistent with that shared line of business, at least 33 1/3% of Target Fund's historic assets were not required to be sold by virtue of the investment objectives, strategies, policies, risks or restrictions of Acquiring Fund. After the Transaction, Acquiring Fund will continue the funds' shared line of business for the benefit of the stockholders of both Target and Acquiring Funds. Although Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the historic investment policies of Target Fund and there is no reason why all proceeds generated by such dispositions cannot be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. Because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, however, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

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     Our opinion is based on the Internal Revenue Code of 1986, as amended,
Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                        Very truly yours,

                                        /s/ Ropes & Gray LLP

                                        Ropes & Gray LLP